Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report of Pacific Oil Company on Form 8-K/A, with respect to the consolidated financial statements of Financial Gravity Companies, Inc. and of our report dated January 25, 2017 relating to our audits of the consolidated financial statements of Financial Gravity Companies, Inc. as of and for the years ended September 30, 2016 and 2015.

/s/ Whitley Penn LLP

Dallas, Texas

February 9, 2017